Exhibit 99.1

News > Smith-Midland > Financial > 2013 Results
March 27, 2014
SMC Announces Financial Results for the Year Ended December 31, 2013

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced the company reported total revenue of $27.7 million for 2013 as compared to $24.9 million for 2012, an increase of $2.8 million, or 11%. Pre-tax income for 2013 was $1,082,502 compared to $559,000 for 2012, or an increase of $524,000. The Company had net income of $692,000 for 2013, as compared to $368,000 in 2012, an increase of $324,000. The basic and diluted income per share was $0.14 for 2013, while basic and diluted earnings per share were $0.08 for 2012.

The Company reported fourth quarter revenues of $7.8 million for 2013 as compared to $4.7 million for 2012, an increase of $3.1 million, or 66%. Pre-tax income for the fourth quarter of 2013 was $492,000 as compared to a pre-tax loss of $895,000 for 2012. The Company had net income for the fourth quarter of 2013 of $334,000 as compared to a pre-tax loss of $608,000 for 2012.

“2013 was not only a good year for growth in both revenues and earnings but it was a successful year for the Company in many other ways” said Rodney Smith, Chairman and CEO. “Our secondary production facility located in North Carolina doubled revenues from the previous year from $1.8 million in 2012 to $3.6 million in 2013. Our Easi-Set worldwide licensing company increased revenues by $200,000 and it added over $500,000 to the bottom line. Concrete Safety Systems, our barrier rental company added revenues of approximately $2.0 million with a significant impact to the bottom line. These increases are significant for the Company as they demonstrate management’s commitment to improve all aspects of the Company’s operations, including both revenues and cost controls.

“The Smith-Midland, Virginia production facility President, Ashley Smith, introduced high return operational improvements and a high profile management change during the year. The most positive change for the Company was the addition of our new Vice President of Operations, Mark Loscudo, an award winning Lean operations manager. Mark was recruited from a nationwide search by Stiles Associates and, ‘is the type of leader that will accelerate the SMC lean journey and take us to the next level in lean operations’, stated Ashley. In addition to Mark, significant infrastructure upgrades were undertaken. We have purchased a new three yard concrete mixer with upgraded electronic controls for our Main Batch Plant which has lowered our cost of concrete and increased our manufacturing efficiency over the last two years. SMC has also increased its advertising budget significantly in 2013 and will continue to do so in 2014 and 2015. This investment is paying off now in the form of the most high quality inquiries for our Precast Products that I have ever seen just as the Great Recession is winding down. This level of inquiries could propel SMC to high levels of production by the third or fourth quarter of 2014 and certainly into 2015 and many years beyond.

“Our R&D efforts are and have been at our highest levels during 2012, 2013, and 2014, bringing what may be our best ‘Blue Ocean’ products ever to market.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com